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                                                                   Exhibit 10.23

[Cooper Cameron Letterhead]

                                October 10, 2002

Mr. Charles Sledge
Vice President, Corporate Controller
Cooper Cameron Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027

Dear Mr. Sledge:

     Cooper Cameron Corporation (the "Company") considers the establishment and maintenance of a sound and vital management to be essential for the protection and enhancement of the best interests of the Company and its shareholders. The Company recognizes that, as is the case with many publicly-held corporations, the possibility of a "Change of Control" (as defined herein) may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the board of directors of the Company (the "Board") has determined that appropriate steps should be taken to assure the Company of the continuation of your service and to reinforce and encourage the attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a Change of Control of the Company. In particular the Board believes it important, should the Company or its shareholders receive a proposal for or notice of transfer of control of the Company, or consider one itself, that you be able to assess and advise the Company whether such transfer would be or is in the best interests of the Company and its shareholders, and to take such other action regarding such transfer as the Board might determine to be appropriate without being influenced by the uncertainties of your own situation.

     In order to induce you to remain in the employ of the Company, this letter agreement (the "Agreement"), prepared pursuant to authority granted by the Board, sets forth the compensation and severance benefits which the Company agrees will be provided to you should your employment with the Company be terminated in connection with a Change of Control under the circumstances described below as well as certain other benefits which will be made available to you should you be employed by the Company on the Effective Date of a Change of Control.

     Reference is made to Annex I hereto for definitions of certain terms used in this Agreement, and such definitions are incorporated herein by such reference with the same effect as if set forth herein.

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     1.   Termination in Connection with a Change of Control.

          (a) If there is a termination of your employment with the Company either by the Company without Cause or by you for Good Reason during the period between the Effective Date of a Change of Control and 2 years following the Change of Control (the "Effective Period"), and if such Effective Date occurs during the life of this Agreement, you shall be entitled to the following benefits, whether or not this Agreement has been cancelled prior to the time of your termination:

          (i)  all benefits conferred upon you by the Severance Package, and

          (ii) in addition, all benefits payable under the provisions either of the Company's employee and executive Plans in which you are a participant immediately prior to the Effective Date, or of those plans in existence at the time of your Termination Date, whichever are more favorable to you, in accordance with the terms and conditions of such Plans or plans, such benefits to be paid under such Plans or plans and not under this Agreement.

          (b) Notwithstanding the above, you shall not be entitled to any such benefits if your termination results from your death, disability or retirement, unless your death, disability or retirement occurs (i) during the Effective Period and (ii), with respect to the benefits conferred by the Severance Package only, after either it has been decided that you will be terminated without Cause during the Effective Period, or you have given notice of termination for Good Reason during the Effective Period.

          (c) You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after any Termination Date.

     2.   Procedures for Termination.

          (a) If it is intended that your employment be terminated by you for Good Reason you shall transmit to the Company written notice setting forth the particulars upon which you base your determination that Good Reason exists and, only if the stated basis therefore is capable of being cured, requesting a cure within 10 days. Failing such a cure, a "final separation" shall then occur, and if such stated basis is not capable of cure by the Company, "final separation" shall occur co-extensive with delivery of the notice. For purposes of this Agreement, a "Termination Date" shall be deemed to have occurred upon the date of such "final separation".

          (b) If it is intended that your employment be terminated by the Company without Cause, a "Termination Date" shall be deemed to have occurred upon the 30th day following the date of receipt of any notice so stating, or upon the date specified in the notice, whichever is later. If it is intended that your employment be terminated by the Company for Cause, if you contest such termination pursuant to any proceeding initiated pursuant to Section 7 hereof within 15 days of receipt of such notice, and it is ultimately determined that cause did not

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exist, then (anything else in the Agreement to the contrary notwithstanding) a
"Termination Date" shall be deemed to have occurred upon the final resolution of such proceeding.

     3. LTIP Benefit Acceleration. Immediately upon any Change of Control, all contingent compensation rights issued to you under the LTIP Plan which are then outstanding shall become vested, exercisable, distributable and unrestricted (any contrary provision in the LTIP Plan notwithstanding) whether or not you continue to be employed by the Company. You shall have the right immediately upon any written request by you to the Company, to (i) exercise all or any portion of all your options covered (including, at your sole election, any associated Tandem SAR) by the LTIP Plan and to have the underlying Shares issued to you, (ii) have issued to you on a non-forfeitable basis any or all Shares covered by Restricted Stock Awards held by you under the LTIP Plan, (iii) have issued to you any or all Performance Shares and/or Performance Units held by you in the LTIP Plan, (iv) exercise all or any portion of any LTIP Plan Freestanding SAR held by you, and (v) obtain the full benefit of any other contingent compensation rights to which you may be entitled under the LTIP Plan, in each case as though all applicable Performance Targets had been met or achieved at maximum levels for all Performance Periods (including those extending beyond the Effective Date) and any and all other LTIP Plan contingencies had been satisfied in full at the date of the Change of Control and the maximum possible benefits thereunder had been earned at the date of the Change of Control.

     4.   Conditional Share Purchase Obligation.

          (a) If a Change of Control occurs as a consequence of a tender offer or exchange offer (the "Tender Offer"), the Company shall, if requested by you, purchase from you (whether a Termination Date has occurred following the Change of Control) for cash on any business day selected by you upon not less than ten days' notice to the Company, which day shall not be less than ten days following consummation of the Tender Offer nor more than three years after the Effective Date, up to that number of Shares which shall be equal to the product of (x) the number of Shares acquired by you upon exercise or distribution of any benefit under the Bonus Plan or LTIP Plan prior to consummation of the Tender Offer, multiplied by (y) the decimal equivalent of (I) the number of Shares accepted for purchase or exchange in the Tender Offer, divided by (II) the number of Shares timely and validly tendered pursuant to the Tender Offer. In the event the above obligation to purchase Shares occurs by reason of a cash tender offer or a combination cash tender offer and exchange offer, the cash price per share to be paid to you hereunder shall be equal to the highest price paid in cash pursuant to the Tender Offer. In the event such obligation occurs by reason of an exchange offer, the cash price per share to be paid to you hereunder shall be equal to the closing price, if traded on a stock exchange, or the average bid and asked prices, if traded in the over-the-counter market, of the security of the person so exchanged for the Shares (the "Exchange Security") on the first day on which the Exchange Security could have been sold by you on such exchange or in the over-the-counter market, as the case may be, in a regular broker's transaction had your Shares been tendered and accepted, multiplied by the number of Exchange Securities (or fraction thereof) issued in the Tender Offer for each Company Share; and

          (b) If a Change of Control occurs pursuant to a Tender Offer and (i) a merger, consolidation, reorganization, sale, spin-off, or purchase of assets under which all remaining

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outstanding Shares will be converted into or become exchangeable for cash, or for securities ("Merger Security") issued or to be issued by the Person who made the Tender Offer (or a subsidiary or affiliate of such Person), is thereafter proposed to the Company or its shareholders, and (ii) such merger, consolidation, reorganization or purchase of assets occurs less than three years after the Effective Date, and (iii) the amounts of cash into which each Share would be converted if the transaction is effected wholly for cash, or the Merger Security Value (as defined below) if such transaction is effected wholly for Merger Securities, or the sum of the cash and the Merger Security Value if the Transaction is effected partly for cash and partly for Merger Securities, as the case may be, is less than 95% of the per share price that would have been paid by the Company for such portion of your Shares had you exercised your option to require the Company to purchase such Shares under Section 4(a) above, the Company shall pay you (whether or not a Termination Date has occurred following a Change of Control), an amount in cash equal to the difference between the aggregate price you would have received from the number of Shares the Company would have been required to purchase from you had you exercised such option under Section 4(a) and the amount of cash and/or the Merger Security Value received for the same number of Shares in such merger, consolidation, reorganization or purchase of assets. Such cash payment shall be made to you on a business day selected by you upon no less than ten-calendar days' notice to the Company or its Successor (as hereinafter defined). For purposes of this
Section 4(b), "Merger Security Value" shall mean the closing price, if traded on a stock exchange, or the average bid and asked prices if traded in the over-the-counter market, of the Merger Security on the first day on which the Merger Security could have been sold by you on such exchange or in the over-the-counter market, as the case may be, in a regular broker's transaction, multiplied by the number of Merger Securities (or fraction thereof) for which each Share was exchangeable or into which each Share was convertible. If no public market develops for the Merger Security within 30 days from the date of its issue, however, "Merger Security Value" shall mean the fair market value of such Merger Security (on a per unit basis in the written opinion of a nationally recognized investment banking firm acceptable to you) on the effective date of the merger, consolidation, reorganization or purchase of assets, as the case may be, multiplied by the number of Merger Securities (or fraction thereof) for which each Share was exchangeable or into which each Share was convertible.

     5.   Certain Rights with Respect to Options.

          (a) In addition to any other rights or privileges held by a holder with respect to an option covered by the LTIP Plan ("LTIP Option") (including the provisions of Section 3 and Section 4), upon a Change of Control of the Company, the holder shall have the right to exchange such option for a new option ("New Option"), that shall be issued according to the following:

          (i)  the New Option shall be immediately exercisable;

          (ii) the New Option shall have a term equal to the remaining term of the LTIP Option it replaces (and shall be exercisable through such term);

         (iii) the New Option will give the holder the right to acquire shares of the publicly traded common equity of the Company or any successor or direct or indirect parent of

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either ("Replacement Common Stock") (in the event of two or more classes of common equity, the common equity used shall be determined by the Compensation Committee of the Board of Directors of the Company existing prior to a Change of Control);

          (iv) the exercise price used for the New Option ("New Exercise Price") for acquiring a share of Replacement Common Stock shall be determined at the time of the Change of Control by taking (x) the higher of (1) the aggregate value (as of the date of the Change of Control) equal to the merger or acquisition consideration paid or payable in the Change of Control, on a per share basis, or (2) the highest price paid for a share of Company common stock over the New York Stock Exchange (or other primary exchange) during the 12 months prior to the Change of Control, and (y) dividing such amount into the per share exercise price of the LTIP Option; with the result multiplied by the Replacement Common Stock closing price on its principal stock exchange on the day of the Change in Control, or if traded in the over-the-counter market and not on an exchange, the last bid price in such market;

          (v) the number of shares of Replacement Common Stock subject to the New Option shall be the number necessary, using the New Exercise Price, to provide an aggregate value (as of the date of the Change of Control) equal to the higher of (x) the merger or acquisition consideration paid or payable in the Change of Control on a per share basis, or (y) the highest price paid for a share of Company common stock over the New York Stock Exchange (or other primary exchange) during the 12 months prior to the Change of Control;

          (vi) if there is no publicly traded common equity of the Company, or any successor or any direct or indirect parent of either, then the New Option shall be with respect to shares of the direct or indirect parent of the Company, and if no such parent then the Company, and if the Company no longer exists, then the successor to the Company;

          (b) In addition to any other rights or privileges held by a holder with respect to an option covered by the LTIP Plan (including the provisions of Section 3 and Section 4), if a Change of Control occurs, you shall have the right, but not the obligation, to tender, within 30 days of such a Change of Control, any option to the Company (or any successor to the Company) and receive in exchange therefor a lump sum cash amount equal to the Black-Scholes value of the option, without discount for risk of forfeiture and nontransferability determined by using the highest Black-Scholes valuation during the one-year period prior to the Change of Control. Any Black-Scholes valuation shall be performed on a basis consistent with the methodology set forth on Exhibit A to this Agreement.

     6.   Excise Tax.

          (a) Any other provision of this Agreement to the contrary notwithstanding, if the present value (as defined herein) of the total amount of payments and benefits to be paid or provided to you under this Agreement which are considered to be "parachute payments" within the meaning of Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), when added to any other such "parachute payments" received by you from the Company upon or after a Change of Control, whether or not under this Agreement, is in excess of the amount you can receive without causing you to be subject to an excise tax with respect to

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such amount on account of Code Section 4999, the Company shall pay to you an additional amount (hereinafter referred to as the "Excise Tax Premium"). The Excise Tax Premium shall be equal to the excise tax determined under Code Sections 280G and 4999 attributable to the total amount of payments and benefits to be paid or provided to you under this Agreement and any other "parachute payments" received by you upon or after a Change of Control. The Excise Tax Premium shall also include any amount attributable to excise tax on the Excise Tax Premium. The Company shall also pay to you an additional amount (the "Additional Amount") such that the net amount received by you, after paying any applicable Excise Tax Premium and any federal or state income, excise or other tax on such additional amount, shall be equal to the amount that you would have received if such Excise Tax Premium were not applicable. You shall be deemed to pay income taxes on the date of termination of your employment at the highest marginal rate of income taxation in effect in your taxing jurisdiction. The Additional Amount shall include any amount attributable to income, excise or other tax on the Additional Amount.

          (b) Not later than 30 days following your Termination Date as provided herein, the independent public accountants acting as auditors for the Company on the date of the Change of Control (or another accounting firm designated by you) shall determine whether the sum of the present value of any "parachute payments" payable under this Agreement and the present value of any other "parachute payments" received by you from the Company upon or after a Change of Control is in excess of the amount you can receive without causing you to be subject to an excise tax with respect to such amount on account of Code Section 4999, and shall determine the amount of any Excise Tax Premium and Additional Amount payable to you. The Excise Tax Premium and Additional Amount shall be paid to you as soon as practicable but in no event later than 35 days following your Termination Date, and shall be net of any amounts required to be withheld for taxes.

          (c) For purposes of this Section 6C, "present value" means the value determined in accordance with the principles of Section 1274 (b) (2) of the Code under the rules provided in Treasury Regulations under Section 280G of the Code.

          (d) References to Code Section 280G herein are specific references to
Section 280G as added to the Code by the Tax Reform Act of 1984 and as amended by the Tax Reform Act of 1986. To the extent Code Section 280G is again amended prior to the termination of this Agreement, or is replaced by a successor statute, the provisions of this Section 6 shall be deemed modified without further action of the parties in a manner consistent with such amendments or successor statutes, as the case may be. In the event that Code Section 280G or any successor statute is repealed, this Section 6 shall cease to be effective on the effective date of such repeal. The parties recognize that Treasury Regulations under Code Sections 280G and 4999 may affect the amount that may be paid hereunder and agree that, upon the issuance of any such regulations, this Agreement may be modified as in good faith may be deemed necessary in light of the provisions of such regulations to achieve the purposes hereof, and that consent to such modifications shall not be unreasonably withheld.

     7.   Dispute Resolution.

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          (a) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Texas without regard to choice of law principles.

          (b) It is irrevocably agreed that if any dispute arises between us under this Agreement: (i) exclusive jurisdiction shall be in the lowest Texas state court of general jurisdiction sitting in Harris County, Texas, (ii) we are each at the time present in Texas for the purpose of conferring personal jurisdiction; (iii) any such action may be brought in such court, and any objection that the Company or you may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court is waived, and we each agree not to plead or claim the same, (iv) service of process in any such proceeding or action may be effected by mailing a copy thereof by registered or certified mail, return receipt requested (or any substantially similar form of mail), postage prepaid, to such party at the address provided in Section 11 hereof, and (v) prior to any trial on the merits, we will submit to court supervised, non-binding mediation.

          (c) Notwithstanding any contrary provision of Texas law, the Company shall have the burden of proof with respect to any of the following : (i) that Cause existed at the time any notice was given to you under Section 2 (ii) that Good Reason did not exist at the time notice was given to the Company under
Section 2; and (iii) that a Change of Control has not occurred.

     8.   Successors; Binding Agreement.

          (a) In the event any Successor (as defined below) does not assume this Agreement by operation of law the Company will seek to have any Successor, by agreement in form and substance satisfactory to you, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it. If there has been a Change of Control prior to, or a Change of Control will result from, any such succession, then failure of the Company to obtain at your request such agreement prior to or upon the effectiveness of any such succession (unless assumption occurs as a matter of law) shall constitute Good Reason for termination by you of your employment and, upon delivery of a notice of termination by you to the Company, you shall be entitled to the benefits provided for herein. "Successor" shall mean any Person that succeeds to, or has the ability to control, the Company's business as a whole, directly by merger, consolidation, spin-off or similar transaction, or indirectly by purchase of the Company's Voting Securities or acquisition of all or substantially all of the assets of the Company.

          (b) This Agreement shall inure to the benefit of and be enforceable by your personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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     9.   Fees and Expenses. The Company shall pay all legal fees and expenses incurred by you as a result of (i) your termination following a Change of Control (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) as well as (ii) your seeking to interpret, obtain, assert or enforce any right or benefit conferred upon you by this Agreement.

     10. Notices. Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered in person to the persons specified below or deposited in the United States mail, certified or registered mail, postage prepaid and addressed as follows:

          If to the Company:        Cooper Cameron Corporation
                                    515 Post Oak Boulevard, Suite 1200
                                    Houston, Texas 77027
                                    Attention: Chief Executive Officer

          If to you:                Charles Sledge
                                    1611 Scenic Mountain Court
                                    Kingwood, Texas 77345

     Either party may change, by the giving of notice in accordance with this
Section 10, the address to which notices are thereafter to be sent.

     11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     12. Survival. All obligations undertaken and benefits conferred pursuant to this Agreement, shall survive any termination of your employment and continue until performed in full.

     13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The internal laws of the State of Texas shall govern the validity, interpretation, construction and performance of this Agreement.

     14. Duplicate Originals. This Agreement has been executed in duplicate originals, with one to be held by each of the parties hereto.

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     If this letter correctly sets forth our understanding with respect to the subject matter hereof, please sign and return one copy of this letter to the Company.

                                                 Sincerely,

                                                 COOPER CAMERON CORPORATION

                                                 BY:
                                                    ----------------------------
                                                      Sheldon R. Erikson
                                                      Chairman, President and
                                                      Chief Executive Officer

Agreed to as of the ______
day of October, 2002


_______________________
Charles Sledge

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                   Annex I to Agreement dated October 10, 2002
                                     between
                           Cooper Cameron Corporation
                                       and
                                 Charles Sledge

                                  Definition of
                                  Certain Terms

     "Bonus Plan" means for each year, the Company's Management Incentive Compensation Plan or any other Plan adopted by the Board which provides for the payment of additional compensation on an annual basis to senior executive officers contingent upon the Company's results of operations for that specific year, in either case as such Plan shall be amended or modified to, but not on or after, any Effective Date.

     "Bylaws" means the bylaws of the Company as in effect at the date hereof and as the same shall be amended or otherwise modified to, but not on or after, any Effective Date.

     "Cause" means (i) your conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude, or (ii) your willful failure to perform substantially your duties with the Company (other than a failure due to physical or mental illness) which is materially and demonstrably injurious to the Company. No act or failure to act on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company.

     "Change of Control" means the earliest date at which:

     (i) any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement; or

     (ii) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or

     (iii) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 60% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former stockholders of the Company; or

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     (iv) a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or

     (v) all or substantially all of the assets of the Company are sold or transferred to a Person as to which (A) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (B) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

     Anything else in this definition to the contrary notwithstanding, no Change of Control shall be deemed to have occurred by virtue of any transaction which results in you, or a group of Persons which includes you, acquiring more than 20% of either the combined voting power of the Company's outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.

     "Defined Benefit Plan" means the Company's Retirement Plan and Supplemental Excess Defined Benefit Plan, as the same shall be amended or modified to, but not on or after, any Effective Date.

     "Defined Contribution Plan" means the Company's Retirement Savings Plan and Supplemental Excess Defined Contribution Plan, as the same shall be amended or modified to, but not on or after, any Effective Date.

     "Disability" means your continuing full-time absence from your duties with the Company for 180 days or longer as a result of physical or mental incapacity.

     "Effective Date" means the earliest date upon which (i) any of the events set forth under the definition of Change of Control shall have occurred, (ii) the receipt by the Company of a Schedule 13D stating the intention of any Person to take actions which, if accomplished, would constitute a Change of Control,
(iii) the public announcement by any Person of its intention to take any such action, in each case without regard for any contingency or condition which has not been satisfied on such date, (iv) the agreement by the Company to enter into a transaction which, if consummated, would result in a Change of Control, or (v) consideration by the Board of a transaction which, if consummated, would result in a Change of Control.

     If, however, an Effective Date occurs but the proposed transaction to which it relates ceases to be actively considered or it is not consummated within 12 months of such Effective Date, the Effective Period will be deemed not to have commenced for purposes of this Agreement. If an Effective Date occurs with respect to a proposed transaction which ceases to be actively considered but for which active consideration is revived, the Effective Date with respect to the Change of Control that ultimately occurs shall be that date when consideration was revived and carried through to consummation.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Good Reason" means any of the following:

          (i) except as a result of your death or Retirement, or following the receipt by you of a Notice of Termination for Cause or due to Disability, a change in your status, title(s) or position(s) with the Company, including as an officer of the Company, which, in your reasonable judgment, does not represent a promotion, with commensurate adjustment of compensation, from your status, title(s) and position(s) immediately prior to the Effective Date; or the assignment to you of any duties or responsibilities which, in your reasonable judgment, are inconsistent with such status, title(s) or position(s); or the withdrawal from you of any duties or responsibilities which in your reasonable opinion are consistent with such status, title(s) or position(s); or any removal of you from or any failure to reappoint or reelect you to such position(s); or

          (ii) a reduction by the Company in your base salary in effect immediately prior to the Effective Date: or

          (iii) the failure by the Company to continue in effect any Plan in which you were participating immediately prior to the Effective Date other than as a result of the normal expiration or amendment of any such Plan in accordance with its terms, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any such Plan on at least as favorable a basis to you as is the case immediately prior to the Effective Date or which would materially reduce your benefits under any of such Plans or deprive you of any material benefit enjoyed by you immediately prior to the Effective Date, except as proposed by you to the Company; or

          (iv) the relocation of the principal place of your employment to a location 25 miles further from your principal residence without your express written consent; or

          (v) the failure by the Company upon a Change of Control to obtain the assumption of this Agreement by any Successor (other than by operation of law); or

          (vi) any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which you attended to or were engaged in immediately prior to the Effective Date and which do not otherwise violate your obligations hereunder; or

          (vii) any continuing material default by the Company in the performance of its obligations under this Agreement, whether before or after a Change of Control.

     "LTIP Plan" means the Company's Long-Term Incentive Plan adopted as it may be amended, modified, or replaced, up to, but not on or after, an Effective Date.

     "Other Plans" means any thrift; bonus or incentive; stock option or stock accumulation; pension; medical, disability, accident or life insurance plan, program or policy of the Company which is intended to benefit employees of the Company that are similarly situated to you (other than the Bonus Plan, Defined Benefit Plan, Defined Contribution Plan, LTIP Plan or Purchase Plan).

     "Person" means any individual, corporation, partnership, group, association or other "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company or any Plans sponsored by the Company.

     "Perquisites" means individual perquisites benefits received by you immediately prior to the Effective Date, including, but not limited to, club membership dues.

     "Plans" means the Bonus Plan, Defined Benefit Plan, Defined Contribution Plan, LTIP Plan, Purchase Plan, Compensation Deferral Plan and Other Plans.

     "Purchase Plan" means the Company's Employee Stock Purchase Plan adopted as the same shall be amended or modified to, but not on or after, any Effective Date.

     "Retirement" means termination of your employment on the "normal retirement date" as set forth in the Defined Benefit Plan.

     "Severance Package" means your right to receive, and the Company's obligation to pay and/or perform on, the following:

          (a) on or within ten days following an applicable Termination Date, the Company shall pay to you a lump sum, cash amount equal to the sum of
     (i) three times the highest annual rate of Base Salary in effect during the current year or any of the three years preceding the Termination Date and
     (ii) three times the greater of (A) the maximum award you would have been eligible to receive under the Bonus Plan in respect of the current year, regardless of any limitations otherwise applicable to the Bonus Plan (i.e., the failure to have completed any vesting period or the current measurement period, or the failure to achieve any performance goal applicable to all or any portion of the measurement period) or (B) the largest award earned (whether or not paid) under the Bonus Plan in respect of any of the three years preceding the Termination Date, or (C) 60% of your Base Pay at the applicable Termination Date, and (iii) three times the Black-Scholes value at the time of grant of the most valuable one-year option grant (excluding any option you received at your election in lieu of salary or bonus award) you had received from the Company during the five years prior to your Termination Date with any such Black-Scholes valuation performed on a basis consistent with the methodology set forth on Exhibit A to the Agreement; and

          (b) in addition to your entitlement to the vested portion of your interest in the Defined Contribution Plan in accordance with the terms of that plan, the Company shall pay to you, on or within ten days following the applicable Termination Date, an amount in cash equal to the unvested portion of the Company's contributions to your account, which unvested portion shall be valued on the same basis as the Shares contributed by the Company in respect of the unvested portion were valued at the date(s) of contribution; and

          (c) in addition to any vested retirement benefits to which you are entitled on the Termination Date under the Defined Benefit Plan, the Company shall pay to you, on or within ten days following an applicable Termination Date, an amount in cash equal to the product of (i) a number equal to your years of life expectancy beyond age 65 determined in accordance with the actuarial assumptions utilized under the Defined Benefit Plan immediately prior to the Termination Date, times (ii) an amount equal to the difference between (A) the annual benefit to which you would have been entitled under the "single life annuity" method of distribution under the Defined Benefit Plan if you were fully vested thereunder (without regard to (I) whether you shall actually have completed the period of Vesting Service required to qualify for benefits under the Defined Benefit Plan, (II) any limitation on the amount used in the calculation of the annual benefit thereunder, (III) any offset thereunder for severance allowances payable thereunder, or (IV) any amendment to the Defined Benefit Plan made in connection with a Change of Control and on or prior to the Termination Date, which amendment adversely affects in any manner the computation of retirement benefits under such plan) and had accumulated an additional three years of Vesting Service thereunder, and
     (B) the annual benefit, if any, to which you would be entitled under the single life annuity method of distribution under the Defined Benefit Plan as of the Termination Date; and

          (d) unless you give notice to the Company pursuant to the next sentence within 90 days following an applicable Termination Date, the Company shall maintain in full force and effect, at its sole expense for the continued benefit of you and your dependents during the period from the Termination Date through the earlier (i) three years from the Termination Date or (ii) the commencement date of equivalent benefits from a new employer, all insured and self-insured employee welfare benefit Plans and Perquisites in which you were entitled to participate immediately prior to the Termination Date. Alternatively, if you notify the Company that you so elect, the Company shall pay you within five days of such notification an amount in cash equal to three times the average annual cost incurred by the Company during the preceding three calendar years as a result of your participation in such welfare benefit Plans (or such fewer whole calendar years as you have so participated). If your participation in any such welfare benefit Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you are entitled to receive under such Plans. You shall not be required to pay any premiums or other charges for such policies. At the end of three years after the Termination Date, the Company, provided you have not previously received or are not then receiving equivalent benefits from a new employer, shall arrange, at its sole cost and expense, to enable you to programs upon the same terms as employees of the Company may apply for such conversions.

     Anything else in this Agreement to the contrary notwithstanding, if (i) you are terminated in connection with a merger, consolidation or a tender offer or an exchange offer, (ii) you are entitled to the benefits provided for under
Section 1 hereof, and (iii) your Termination Date precedes or occurs on the date of the closing thereof, then unless otherwise agreed to by both parties in writing, all amounts to which you are or shall become entitled to under this Agreement, which are calculable as of the closing date, shall be accelerated to, and become immediately due and payable contemporaneously with such closing.

     "Shares" means shares of Common Stock, $.01 par value, of the Company at the date of this Agreement, as the same shall be subsequently amended, modified or changed. The term "market value," when used with respect to a Share means the closing price therefor on the New York Stock Exchange or if not listed thereon, on such other exchange as shall at the tune constitute the principal exchange for trading in Shares.

     "Voting Securities" means, with respect to any corporation or business enterprise, those securities, which under ordinary circumstances are entitled to vote for the election of directors or others charged with comparable duties under applicable law.